Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES THIRD QUARTER 2018 RESULTS AND RAISES 2018 OUTLOOK

•	3Q18 EPS of $0.97 versus $0.79 in 3Q17
•	Net Income of $41.6 million versus $34.1 million in 3Q17
•	EBITDA of $91.5 million versus $96.2 million in 3Q17
•	Raises Full Year 2018 Outlook for Ocean Transportation

HONOLULU, Hawaii (November 5, 2018) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $41.6 million, or $0.97 per diluted share, for the quarter ended September 30, 2018.  Net income for the quarter ended September 30, 2017 was $34.1 million, or $0.79 per diluted share.  Consolidated revenue for the third quarter 2018 was $589.4 million compared with $543.9 million reported for the third quarter 2017.

For the nine months ended September 30, 2018, Matson reported net income of $88.4 million, or $2.06 per diluted share compared with $65.1 million, or $1.50 per diluted share in 2017.  Consolidated revenue for the nine month period ended September  30, 2018 was $1,657.9 million, compared with $1,530.8 million in 2017.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “Our performance in the quarter was in line with our expectations with Ocean Transportation results approaching the level achieved last year and continued strong execution across all service lines in Logistics.    We are pleased to see the exceptional performance of our Logistics segment for the quarter and year-to-date.  For the quarter within Ocean Transportation, we saw a favorable rate environment in China and continued strong performance from SSAT, but we also faced unfavorable timing in fuel surcharge collections relative to fuel cost increases and lower volume in Alaska primarily due to a weaker-than-expected seafood season.”

Mr. Cox added, “We expect our businesses to continue to perform well in the fourth quarter, and, as a result, we are raising our outlook for Ocean Transportation and maintaining our outlook for Logistics.  For the full year 2018, we expect Ocean Transportation operating income to be modestly higher than the level achieved in 2017.  For the full year 2018 in Logistics, we are maintaining our higher outlook for operating income given the strong trends across all service lines.”

Third Quarter 2018 Discussion and Outlook for 2018

Ocean Transportation: The Company’s container volume in the Hawaii service in the third quarter 2018 was 1.1 percent lower year-over-year primarily due to one less sailing.  The Hawaii economy continues to be strong, supported primarily by healthy tourism activity and low unemployment.  The Company expects volume in 2018 to approximate the level achieved in 2017, reflecting a solid Hawaii economy and stable market share.

In China, the Company’s container volume in the third quarter 2018 was 3.3 percent lower year-over-year largely due to a dry-dock return sailing in the year ago period.  Matson continued to realize a sizeable rate premium in the third quarter

2018 and achieved average freight rates higher than the third quarter 2017.  For 2018, the Company expects freight rates to be higher than the average rate achieved in 2017 and volume to be modestly lower than the level achieved in 2017.

In Guam, the Company’s container volume in the third quarter 2018 was flat on a year-over-year and sequential basis.  For 2018, the Company continues to expect a heightened competitive environment and lower volume than the levels achieved in 2017.

In Alaska, the Company’s container volume for the third quarter 2018 was 2.0 percent lower year-over-year, primarily due to lower southbound volume as a result of a weaker-than-expected seafood season compared with the very strong seafood harvest levels in 2017, partially offset by an increase in northbound volume.  For 2018, the Company expects volume to be modestly higher than the level achieved in 2017 with improvement in northbound volume largely due to the dry-docking of a competitor’s vessel, partially offset by lower southbound volume primarily due to a weaker-than-expected seafood season compared with the very strong seafood harvest levels in 2017.

As a result of the performance in the first nine months and the outlook trends noted above, the Company expects full year 2018 Ocean Transportation operating income to be modestly higher than the $126.4 million† achieved in 2017.

Logistics: In the third quarter 2018, operating income for the Company’s Logistics segment was $2.6 million higher than in the third quarter 2017 due to improved performance across all of the service lines.  The Company continues to expect Logistics’ operating income for the full year 2018 to approximate $30 million.

Depreciation and Amortization: For the full year 2018,  the Company expects depreciation and amortization expense to be approximately $132 million, inclusive of dry-docking amortization of approximately $36 million.

EBITDA: The Company expects full year 2018 EBITDA to be modestly higher than the $296.0 million achieved in 2017.

Other Income (Expense): The Company expects full year 2018 other income (expense) to be approximately $2.5 million in income,  which is attributable to other component costs related to the Company’s pension and post-retirement plans.

Interest Expense: The Company expects interest expense for the full year 2018 to be approximately $19 million.

Income Taxes:  In the third quarter 2018, the Company’s effective tax rate was 24.2 percent.   For the fourth quarter of 2018, the Company expects its effective tax rate to be approximately 26.0 percent.

Capital and Vessel Dry-docking Expenditures:  In the third quarter 2018, the Company made maintenance capital expenditure payments of $19.2 million, capitalized vessel construction expenditures of $55.8 million, and dry-docking payments of $5.4 million.  For the full year 2018, the Company expects to make maintenance capital expenditure payments of approximately $77 million, vessel construction expenditures  (inclusive of capitalized interest and owner’s items) of approximately $350 million, and dry-docking payments of approximately $19 million.

† As reclassified retrospectively in 2018 to reflect the Company’s adoption of a new accounting standard.  Refer to page 11 of the second quarter 2018 earnings release dated July 31, 2018 for more information about this reclassification.

Results By Segment

Ocean Transportation — Three months ended September 30, 2018 compared with 2017

	Three Months Ended September 30,
(Dollars in millions)	2018	2017	Change
Ocean Transportation revenue	$437.3	$419.2	$18.1	4.3%
Operating costs and expenses	(388.6)	(368.2)	(20.4)	5.5%
Operating income	$48.7	$51.0	$(2.3)	(4.5)%
Operating income margin	11.1%	12.2%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	37,500	37,900	(400)	(1.1)%
Hawaii automobiles	13,900	17,400	(3,500)	(20.1)%
Alaska containers	19,400	19,800	(400)	(2.0)%
China containers	17,600	18,200	(600)	(3.3)%
Guam containers	4,800	4,800	—	—%
Other containers (2)	4,500	3,300	1,200	36.4%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and in Okinawa, Japan.

Ocean Transportation revenue increased $18.1 million, or 4.3 percent, during the three months ended September 30, 2018, compared with the three months ended September 30, 2017.  This increase was primarily due to higher fuel surcharge revenue and higher average freight rates in China.

On a year-over-year FEU basis, Hawaii container volume decreased 1.1 percent due to one fewer sailing; Alaska volume decreased by 2.0 percent primarily due to lower southbound volume as a result of a weaker-than-expected seafood season compared with the very strong seafood harvest levels in 2017, partially offset by an increase in northbound volume; China volume was 3.3 percent lower primarily due to an additional sailing in the year ago period; Guam volume was flat; and Other container volume increased 36.4 percent largely due to the new Okinawa, Japan service.

Ocean Transportation operating income decreased $2.3 million, or 4.5 percent, during the three months ended September 30, 2018, compared with the three months ended September 30, 2017.  This decrease was primarily due to the unfavorable timing of fuel surcharge collections and higher terminal handling costs, partially offset by higher rates in China and Hawaii.

The Company’s SSAT terminal joint venture investment contributed $9.2 million during the three months ended September 30, 2018, compared to a $7.5 million contribution during the three months ended September 30, 2017.  The increase was primarily attributable to higher lift volume.

Ocean Transportation — Nine months ended September 30, 2018 compared with 2017

	Nine Months Ended September 30,
(Dollars in millions)	2018	2017	Change
Ocean Transportation revenue	$1,223.2	$1,181.9	$41.3	3.5%
Operating costs and expenses	(1,113.5)	(1,075.6)	(37.9)	3.5%
Operating income	$109.7	$106.3	$3.4	3.2%
Operating income margin	9.0%	9.0%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	111,800	112,900	(1,100)	(1.0)%
Hawaii automobiles	46,700	47,700	(1,000)	(2.1)%
Alaska containers	54,200	53,100	1,100	2.1%
China containers	45,400	50,400	(5,000)	(9.9)%
Guam containers	14,500	15,600	(1,100)	(7.1)%
Other containers (2)	11,300	7,900	3,400	43.0%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and in Okinawa, Japan.

Ocean Transportation revenue increased $41.3 million, or 3.5 percent, during the nine months ended September 30, 2018, compared with the nine months ended September 30, 2017.  This increase was primarily due to higher fuel surcharge revenue and higher average freight rates in China, partially offset by lower revenue in Guam.

On a year-over-year FEU basis, Hawaii container volume decreased by 1.0 percent primarily due to lower eastbound volume; Alaska volume increased by 2.1 percent primarily due to an increase in northbound volume related to the dry-docking of a competitor’s vessel, partially offset by a decrease in southbound volume as a result of a weaker-than-expected seafood season compared with the very strong seafood harvest levels in 2017; China volume was 9.9 percent lower primarily due to fewer sailings and lower volume during the Lunar New Year period; Guam volume was 7.1 percent lower due to increased competition; and Other container volume increased 43.0 percent largely due to the new Okinawa, Japan service.

Ocean Transportation operating income increased $3.4 million, or 3.2 percent, during the nine months ended September 30, 2018, compared with the nine months ended September 30, 2017.  This increase was primarily due to lower vessel operating costs, higher rates in China and Hawaii and a higher contribution from SSAT, partially offset by higher terminal handling costs and a lower contribution from Guam.

The Company’s SSAT terminal joint venture investment contributed $28.8 million during the nine months ended September 30, 2018, compared to a $19.3 million contribution during the nine months ended September 30, 2017.  The increase was primarily attributable to higher lift volume.

Logistics — Three months ended September 30, 2018 compared with 2017

	Three Months Ended September 30,
(Dollars in millions)	2018	2017	Change
Logistics revenue	$152.1	$124.7	$27.4	22.0%
Operating costs and expenses	(142.2)	(117.4)	(24.8)	21.1%
Operating income	$9.9	$7.3	$2.6	35.6%
Operating income margin	6.5%	5.9%

Logistics revenue increased $27.4 million, or 22.0 percent, during the three months ended September 30, 2018, compared with the three months ended September 30, 2017.  This increase was primarily due to higher transportation brokerage revenue.

Logistics operating income increased $2.6 million, or 35.6 percent, for the three months ended September 30, 2018 compared with the three months ended September 30, 2017.  The increase was due primarily to higher contributions from transportation brokerage.

Logistics — Nine months ended September 30, 2018 compared with 2017

	Nine Months Ended September 30,
(Dollars in millions)	2018	2017	Change
Logistics revenue	$434.7	$348.9	$85.8	24.6%
Operating costs and expenses	(411.1)	(332.7)	(78.4)	23.6%
Operating income	$23.6	$16.2	$7.4	45.7%
Operating income margin	5.4%	4.6%

Logistics revenue increased $85.8 million, or 24.6 percent, during the nine months ended September 30, 2018, compared with the nine months ended September 30, 2017.  This increase was primarily due to higher transportation brokerage revenue.

Logistics operating income increased $7.4 million, or 45.7 percent, for the nine months ended September 30, 2018 compared with the nine months ended September 30, 2017.  The increase was due primarily to higher contributions from transportation brokerage and freight forwarding.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $7.7 million to $12.1 million during the nine months ended September 30, 2018.  Matson generated net cash from operating activities of $203.0 million during the nine months ended September 30, 2018, compared to $147.0 million in the nine months ended September 30, 2017.  Capital expenditures, including capitalized vessel construction expenditures, totaled $267.3 million for the nine months ended September 30, 2018, compared with $215.5 million in the nine months ended September 30, 2017.  Total debt increased by $51.0 million during the nine months to $908.1 million as of September 30, 2018, of which $866.0 million was long-term debt.

For the twelve months ended September 30, 2018, Matson’s Net Income and EBITDA were $255.3 million and $295.4 million, respectively.  The ratio of Matson’s Net Debt to last twelve months EBITDA was 3.03 as of September 30, 2018.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.21 per share payable on December 6, 2018 to all shareholders of record as of the close of business on November 8, 2018.

Teleconference and Webcast

A conference call is scheduled for 4:30 p.m. EST when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s third quarter results.

Date of Conference Call:Monday, November 5, 2018

Scheduled Time:4:30 p.m. EST / 1:30 p.m. PST / 11:30 a.m. HST

Participant Toll Free Dial-In #:1-877-312-5524

International Dial-In #:1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com, under Investors.  A replay of the conference call will be available approximately two hours after the call through November 12, 2018 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 2189399. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services.  Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia.  Matson also operates a premium, expedited service from China to Southern California and provides services to Okinawa, Japan and various islands in the South Pacific.  The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges.  Matson Logistics, established in 1987, extends the geographic reach of Matson's transportation network throughout the continental U.S.  Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska.  Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.  These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt-to-EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding earnings, operating income, other income (expense), profitability and cash flow expectations, fleet renewal progress, fleet deployments, fuel strategy, economic effects of competitors’ services, expenses, rate premiums and market conditions in the China service, trends in volumes, economic growth and construction activity in Hawaii, economic conditions in Alaska, lift volumes at SSAT, vessel deployments and operating efficiencies, and effective tax rates.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the ability of the shipyards to construct and deliver the Aloha Class and Kanaloa Class vessels on the contemplated timeframes; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs;  the impact of future and pending legislation, including environmental legislation; government regulations and investigations; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance.  This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per-share amounts)	2018	2017	2018	2017
Operating Revenue:
Ocean Transportation	$437.3	$419.2	$1,223.2	$1,181.9
Logistics	152.1	124.7	434.7	348.9
Total Operating Revenue	589.4	543.9	1,657.9	1,530.8

Costs and Expenses:
Operating costs	(485.5)	(439.9)	(1,390.7)	(1,274.1)
Equity in income of Terminal Joint Venture	9.2	7.5	28.8	19.3
Selling, general and administrative	(54.5)	(53.2)	(162.7)	(153.5)
Total Costs and Expenses	(530.8)	(485.6)	(1,524.6)	(1,408.3)

Operating Income	58.6	58.3	133.3	122.5
Interest expense	(4.4)	(6.2)	(14.4)	(18.8)
Other income (expense), net	0.7	3.5	1.9	1.6
Income before Income Taxes	54.9	55.6	120.8	105.3
Income taxes	(13.3)	(21.5)	(32.4)	(40.2)
Net Income	$41.6	$34.1	$88.4	$65.1

Basic Earnings Per-Share:	$0.97	$0.79	$2.07	$1.51
Diluted Earnings Per-Share:	$0.97	$0.79	$2.06	$1.50

Weighted Average Number of Shares Outstanding:
Basic	42.7	42.9	42.7	43.0
Diluted	43.1	43.2	43.0	43.3

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(In millions)	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$12.1	$19.8
Other current assets	289.0	246.2
Total current assets	301.1	266.0
Long-term Assets:
Investment in Terminal Joint Venture	79.1	93.2
Property and equipment, net	1,347.2	1,165.7
Goodwill	323.7	323.7
Intangible assets, net	216.8	225.2
Other long-term assets	153.3	173.7
Total long-term assets	2,120.1	1,981.5
Total assets	$2,421.2	$2,247.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$42.1	$30.8
Other current liabilities	283.6	255.5
Total current liabilities	325.7	286.3
Long-term Liabilities:
Long-term debt	866.0	826.3
Deferred income taxes	311.5	285.2
Other long-term liabilities	174.3	171.5
Total long-term liabilities	1,351.8	1,283.0

Total shareholders’ equity	743.7	678.2
Total liabilities and shareholders’ equity	$2,421.2	$2,247.5

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(In millions)	2018	2017
Cash Flows From Operating Activities:
Net income	$88.4	$65.1
Reconciling adjustments:
Depreciation and amortization	70.8	74.3
Deferred income taxes	26.5	22.3
Share-based compensation expense	8.2	7.8
Equity in income of Terminal Joint Venture	(28.8)	(19.3)
Distribution from Terminal Joint Venture	42.0	14.0
Other	(2.1)	2.1
Changes in assets and liabilities:
Accounts receivable, net	(46.1)	(24.3)
Deferred dry-docking payments	(10.5)	(45.1)
Deferred dry-docking amortization	27.5	35.7
Prepaid expenses and other assets	3.0	4.3
Accounts payable, accruals and other liabilities	24.8	14.5
Other long-term liabilities	(0.7)	(4.4)
Net cash provided by operating activities	203.0	147.0

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(222.6)	(172.2)
Other capital expenditures	(44.7)	(43.3)
Proceeds from (payments for) disposal of property and equipment	31.3	(0.3)
Cash deposits into Capital Construction Fund	(246.6)	(64.6)
Withdrawals from Capital Construction Fund	247.5	95.8
Other	3.7	—
Net cash used in investing activities	(231.4)	(184.6)

Cash Flows From Financing Activities:
Repayments of debt and capital leases	(17.0)	(19.5)
Proceeds from revolving credit facility	389.4	341.0
Repayments of revolving credit facility	(321.4)	(221.0)
Payment of financing costs	—	(1.7)
Proceeds from issuance of capital stock	0.5	0.4
Dividends paid	(26.3)	(25.2)
Repurchase of Matson common stock	—	(18.4)
Tax withholding related to net share settlements of restricted stock units	(4.5)	(7.2)
Net cash provided by financing activities	20.7	48.4

Net (Decrease) Increase in Cash and Cash Equivalents	(7.7)	10.8
Cash and Cash Equivalents, Beginning of the Period	19.8	13.9
Cash and Cash Equivalents, End of the Period	$12.1	$24.7

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$14.5	$20.5
Income tax paid, net of income tax refunds	$4.6	$(0.1)

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$0.4	$1.5

MATSON, INC. AND SUBSIDIARIES

Net Debt to EBITDA and EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

September 30,
(In millions)	2018
Total Debt:	$908.1
Less: Cash and cash equivalents	(12.1)
Net Debt	$896.0

EBITDA RECONCILIATION

	Three Months Ended
	September 30,			Last Twelve
(In millions)	2018	2017	Change	Months
Net Income	$41.6	$34.1	$7.5	$255.3
Add: Income taxes	13.3	21.5	(8.2)	(114.6)
Add: Interest expense	4.4	6.2	(1.8)	19.8
Add: Depreciation and amortization	23.0	24.3	(1.3)	96.9
Add: Dry-dock amortization	9.2	10.1	(0.9)	38.0
EBITDA (1)	$91.5	$96.2	$(4.7)	$295.4

	Nine Months Ended
	September 30,
(In millions)	2018	2017	Change
Net Income	$88.4	$65.1	$23.3
Add: Income taxes	32.4	40.2	(7.8)
Add: Interest expense	14.4	18.8	(4.4)
Add: Depreciation and amortization	70.2	73.7	(3.5)
Add: Dry-dock amortization	27.5	35.7	(8.2)
EBITDA (1)	$232.9	$233.5	$(0.6)

(1)

EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization).  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.  Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.